AMERIANA BANCORP REPORTS THIRD QUARTER NET INCOME
OF $298,000, OR $0.10 PER SHARE

NEW CASTLE, Ind. (November 1, 2011) – Ameriana Bancorp (NASDAQ: ASBI), parent company for Ameriana Bank, today announced that net income for the third quarter of 2011 totaled $298,000, or $0.10 per basic and diluted share, up 110% from $142,000, or $0.05 per basic and diluted share, for the third quarter of 2010.  For the first nine months of 2011, Ameriana's net income increased 53% to $689,000, or $0.23 per basic and diluted share, from $451,000, or $0.15 per basic and diluted share, in the year-earlier period.

Commenting on the announcement, Jerome J. Gassen, President and Chief Executive Officer, said, "We are pleased to report earnings growth for the third quarter and first nine months of 2011 against comparable year-earlier periods.  Our quarterly results, which marked the ninth consecutive profitable quarter for Ameriana, were particularly notable considering the challenging business conditions we face, along with the increased uncertainty present during the third quarter.

"On top of 5% growth in net interest income for the third quarter compared with the same period a year earlier, we continued to use gains from our securities portfolio to help offset the effect of a year-over-year increase in credit costs," Gassen continued.  "During the quarter, we recognized $206,000 in securities gains, almost double the total in the year-earlier quarter.  Net losses on other real estate owned ("OREO") totaled $487,000 for the third quarter of 2011, up from $33,000 in the same period last year, and reflected write-downs to current market values.  Looking at credit quality trends from a more current perspective, OREO losses declined on a linked-quarter basis from $644,000 in the second quarter of 2011, and non-performing loans, while up from the end of the second quarter of 2011, represented a considerable improvement over totals during the first five months of the year.

"Although we are pleased with Ameriana's progress thus far in 2011 in this challenging environment, we recognize that key catalysts for future growth – stronger loan demand, a meaningful recovery in real estate conditions and real momentum in job growth – have yet to occur," Gassen added.  "We continue to see difficulty ahead in growing our loan portfolio, and, in view of the current interest rate environment, it also will be more challenging to grow our investment portfolio without taking undue interest rate risk.  While much uncertainty remains on the near-term direction of the economy, we remain cautiously optimistic that these economic drivers will gain greater momentum in the longer term.  We believe Ameriana remains well positioned to grow and enhance shareholder value when the recovery occurs."

Ameriana Bancorp's net interest margin on a fully tax-equivalent basis was 3.69% for the third quarter of 2011, down five basis points from the second quarter of 2011, but up eight basis points versus the third quarter of 2010. The third quarter decrease in the net interest margin as compared with the prior quarter reflected decreasing yields on earning assets and limited re-pricing opportunities on deposits. For the first nine months of 2011, net interest margin increased 15 basis points to 3.73% compared with 3.58% in the year-earlier period, primarily a result of the Company’s reduction in its average funding cost.

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ASBI Reports Third Quarter 2011 Results

November 1, 2011

The provision for loan losses totaled $255,000 for the third quarter of 2011, unchanged from the second quarter of 2011, but down $105,000 from $360,000 in the year-earlier quarter.  The allowance for loan losses increased to 1.39% of total loans at September 30, 2011, compared with 1.32% of total loans at June 30, 2011, and 1.33% at September 30, 2010.  Non-performing loans at the end of the third quarter totaled $9.1 million, reflecting an increase of $919,000 from June 30, 2011.  Non-performing loans were 3.0% of total loans at September 30, 2011, compared with 2.6% at the end of the second quarter of 2011, but down from 3.5% at December 31, 2010.

 Ameriana's loan portfolio declined $7.5 million during the third quarter as commercial loan demand remained weak and the environment continued to be extremely competitive.  Residential mortgage lending increased in the quarter, as lower interest rates prompted another round of refinancing, and Ameriana added some of the new production to the portfolio.

Total deposits declined $11.3 million during the third quarter of 2011, primarily a result of the Bank's calling and redeeming $3.0 million of brokered certificates of deposit, a $3.3 million decline in public funds checking balances, and a $6.2 million net outflow of retail certificate of deposit balances.  Still, total deposits at September 30, 2011, were $14.8 million above the year-earlier period end.  The Bank's continued focus on core deposits produced an increase of $1.2 million in checking (exclusive of public funds), savings and money market accounts for the third quarter of 2011, and an increase of $20.6 million for the most recent twelve-month period.

Ameriana Bancorp is a bank holding company.  Through its wholly owned subsidiary, Ameriana Bank, the Company offers an extensive line of banking services and provides a range of investments and securities products through banking centers in the central Indiana area.  Ameriana Bank owns Ameriana Insurance Agency, a full-service insurance agency, and Ameriana Financial Services, which offers securities and insurance products through LPL Financial (Member FINRA/SIPC).

This news release contains forward-looking statements within the meaning of the federal securities laws.  Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein.  These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets, changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities.  For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2010, on file with the Securities and Exchange Commission, including the section entitled "Risk Factors."  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

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ASBI Reports Third Quarter 2011 Results

November 1, 2011

AMERIANA BANCORP
Unaudited Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Interest income	$4,673	$4,904	$14,262	$15,104
Interest expense	1,187	1,590	3,779	5,135
Net interest income	3,486	3,314	10,483	9,969
Provision for loan losses	255	360	870	1,378
Net interest income after provision for loan losses	3,231	2,954	9,613	8,591
Other income	1,308	1,328	3,946	4,399
Other expense	4,227	4,201	12,938	12,707
Income before income taxes	312	81	621	283
Income tax (benefit)	14	(61)	(68)	(168)
Net income	$298	$142	$689	$451

Earnings per share:
Basic	$0.10	$0.05	$0.23	$0.15
Diluted	$0.10	$0.05	$0.23	$0.15

Weighted average shares outstanding:
Basic	2,989	2,989	2,989	2,989
Diluted	2,989	2,989	2,989	2,989

Dividends declared per share	$0.01	$0.01	$0.03	$0.03

Net interest margin (fully tax-equivalent basis)	3.69%	3.61%	3.73%	3.58%

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ASBI Reports Third Quarter 2011 Results

November 1, 2011

AMERIANA BANCORP
Unaudited Financial Highlights (Continued)
(In thousands, except per share amounts)

	Sept. 30, 2011	Dec. 31, 2010	Sept. 30, 2010
Total assets	$431,183	$429,657	$424,150
Cash and cash equivalents	26,440	11,747	12,015
Investment securities available for sale	40,535	38,608	35,539
Loans receivable	303,576	316,927	309,867
Allowance for loan losses	4,229	4,212	4,134
Loans, net	299,347	312,715	305,733
Allowance for loan losses as a percentage of loans receivable	1.39%	1.33%	1.33%
Non-performing loans	$9,055	$11,247	$7,593
Allowance for loan losses as a percentage of non-performing loans	46.7%	37.4%	54.4%
Deposits:
Non-interest-bearing	$39,846	$34,769	$33,381
Interest-bearing	303,040	303,209	294,726
	342,886	337,978	328,107

Borrowed funds	$45,810	$51,810	$54,810
Shareholders' equity	34,201	33,251	33,536
Book value per share	11.44	11.12	11.22

Regulatory capital ratios for Ameriana Bank:
Tier 1 leverage ratio	8.84%	8.93%	9.02%
Tier 1 risk-based capital ratio	12.37%	11.86%	12.01%
Total risk-based capital ratio	13.64%	13.11%	13.27%

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